Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW

150 EAST 42nd STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE:  (212) 370-7889

February 16, 2010

Element 21 Golf Company
200 Queens Quay East, Unit #1,
Toronto, Ontario, Canada, M5A 4K9

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Element 21 Golf Company, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8, (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued upon the terms and subject to the conditions set forth in the Company’s 2006 Equity Incentive Plan (the “2006 Incentive Plan”) and the 3,000,000 shares of Common Stock, which may be issued upon the terms and subject to the conditions set forth in the Company’s Consulting Plan (the “Consulting Plan”) in a form substantially similar to the Company’s consulting agreement (the “Consulting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of our opinion, including: (i) the Company’s Certificate of Incorporation and all amendments thereto; (ii) the Company’s Bylaws; (iii) the 2006 Incentive Plan; (iv) the Form of Consulting Agreement; (v) the Registration Statement; and (v) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”).

For purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; (v) compliance with the terms of each of the 2006 Incentive Plan and Consulting Plan by the Company and its employees, officers, the Board and any committees or individuals appointed to administer the 2006 Incentive Plan; (vi) that the resolutions authorizing the Company to issue or deliver and sell the shares pursuant to the 2006 Incentive Plan and the Consulting Plan will be in full force and effect at all times at which the shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions; (vii) and that each award under each of the 2006 Incentive Plan and Consulting Plan will be approved by the Board or an authorized committee of the Board; compliance with the terms of the Consulting Plan by the Company and its employees, officers, the Board and any committees or individuals appointed to administer the Consulting Plan in accordance with the resolutions of the Board.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized and previously issued shares which may be delivered under the 2006 Incentive Plan and the Consulting Plan, respectively have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of each of the 2006 Incentive Plan and Consulting Plan and (b) paid for in full in accordance with the terms of the 2006 Incentive Plan and Consulting Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP